Exhibit 99.1

Transmeridian Exploration Provides Fourth Quarter Production

and Sales Figures; Announces Investor Conference Call

Houston, Texas (PRIME NEWSWIRE) January 10, 2008 – Transmeridian Exploration Incorporated (AMEX: TMY) today provided preliminary fourth quarter production and sales figures. For the three months ended December 31, 2007, the company reported revenues of approximately $11.2 million, as compared to revenues of $8.9 million for the three months ended December 31, 2006.

For the three months ended December 31, 2007, the company produced, from its South Alibek field in western Kazakhstan, approximately 223,100 barrels (“Bbls”) of crude oil, or an average of 2,425 Bbls per day (“Bopd”), as compared to 301,081 Bbls, or an average of 3,273 Bopd, for the three months ended December 31, 2006. For the three months ended December 31, 2007, the company sold (by physical delivery to purchasers) approximately 178,900 Bbls of crude oil at an average price of $65.88 per Bbl, as compared to 285,262 Bbls, at an average price of $32.98 per Bbl, for the three months ended December 31, 2006.

Transmeridian will host a conference call at 10:00 a.m. Central Standard Time on Monday, January 14, 2008, to discuss fourth quarter 2007 operating results and to discuss the merger agreement recently entered into between the company and an affiliate of the company’s Chairman and Chief Executive Officer, Lorrie T. Olivier, to purchase all of the company’s outstanding shares of common stock for a price of $3.00 per share. Individuals who wish to participate in the conference call may do so by dialing 1-800-625-6164 in the United States or +1-706-634-7078 outside of the United States. The conference leader will be Earl W. McNiel, Vice President and Chief Financial Officer of Transmeridian.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO	Phone: (713) 458-1100
Earl W. McNiel, CFO	Fax: (713) 781-6593
5847 San Felipe, Suite 4300	E-mail: tmei@tmei.com
Houston, Texas 77057	Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.